EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Trustees

Sky Financial Group, Inc.

Bowling Green, Ohio

We hereby consent to the inclusion in Form 11-K of our report dated June 17, 2004 relating to the statements of net assets available for benefits of the Three Rivers Bancorp 401(k) Plan as of December 31, 2002, the related statements of changes in net assets available for benefits for the two years ended December 31, 2002 and the statement of changes in net assets in liquidation available for benefits for the period from January 1, 2003 to February 4, 2003.

/s/ BARNES, SALY & COMPANY, LLP

BARNES, SALY & COMPANY LLP

Johnstown, Pennsylvania

June 28, 2004

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